Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   May 11, 2015-  Energy Services of America (the “Company”) (OTC: ESOA), parent company of C.J. Hughes Construction Company and Nitro Electric Company, announced today the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2015.  Energy Services earned revenues of $20.9 million and $44.0 million, respectively, for the three and six months ended March 31, 2015.  Gross margins were $1.3 million and $3.4 million, respectively, for the three and six months ended March 31, 2015.  Net loss available to common shareholders was $272,000 and $485,000, respectively, for the three and six months March 31, 2015.  The Company had EBITDA of $467,000 ($0.03 per share) and $1.5 million ($0.11 per share), respectively, for the three and six months ended March 31, 2015.  The backlog at March 31, 2015 was $55.0 million.

Below is a comparison of the Company’s operating results:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014
	Unaudited	Unaudited	Unaudited	Unaudited

Revenue	$20,871,013	$14,044,424	$44,016,608	$39,094,834

Gross profit	1,299,642	1,464,440	3,350,005	3,640,771

Income (loss) from operations	(408,754)	(155,023)	(196,593)	252,385

Loss from continuing operations before income taxes	(466,149)	(239,716)	(437,520)	(175,136)
Income tax benefit	(298,754)	(245,618)	(98,092)	(628,517)
Income (loss) from continuing operations	(167,395)	5,902	(339,428)	453,381

Dividends on preferred stock	77,250	77,250	154,500	231,750

Income (loss) from continuing operations available to common shareholders	(244,645)	(71,348)	(493,928)	221,631

Income (loss) from discontinued operations net of tax expense	(27,848)	(19,321)	8,994	1,121

Net income (loss) available to common shareholders	$(272,493)	$(90,669)	$(484,934)	$222,752

Revenues for the three and six months ended March 31, 2015 increased $6.8 million and $4.9 million, respectively, compared to the same time periods ended in 2014 primarily due to several ongoing transmission pipeline projects.  However, the gross profit percentages decreased for the three and six months ended March 31, 2015 compared to 2014 due to working in inclement weather conditions during the second quarter of fiscal year 2015 and higher than expected profits on several transmission pipeline projects that completed in the first quarter of fiscal 2014.

Douglas Reynolds, President, commented on the announcement.  “The first six months of fiscal year 2015 have been better than we anticipated when compared to our business plan.  The third and fourth quarters of any fiscal year are our busy season and we believe that we are on our way to securing the necessary work to meet our goals.”  Reynolds continued, “Obtaining new construction projects in the third and fourth fiscal quarters is where we struggled in fiscal year 2014, primarily due to missing out on early bidding opportunities due to our past financial issues.  In the second fiscal quarter of 2015, we secured $12 million of new construction projects that will begin in the third quarter and will be substantially complete by this fiscal year end.  In the third fiscal quarter of 2015, we received notification of award on $13 million of new construction projects that will be substantially complete by this fiscal year end and $9 million of new construction projects that begin in fiscal year 2016.  This work is in addition to the core services we provide to our customers and we continue to receive a considerable amount of bidding opportunities for new construction projects for fiscal years 2015 and 2016.  We believe everything is lining up to make this a successful year. ”

Please refer to the table below that reconciles EBITDA and EBITDA per share:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2015	March 31, 2014	March 31, 2015	March 31, 2014

Revenue	$20,871,013	$14,044,424	$44,016,608	$39,094,834
Cost of revenues	19,571,371	12,579,984	40,666,603	35,454,063
Gross margin	1,299,642	1,464,440	3,350,005	3,640,771
Selling and administrative expenses	1,708,396	1,619,463	3,546,598	3,388,386
Income (loss) from operations	(408,754)	(155,023)	(196,593)	252,385
Depreciation expense	875,967	837,835	1,740,122	1,694,686
EBITDA	$467,213	$682,812	$1,543,529	$1,947,071

Common shares outstanding	14,239,836	14,239,836	14,239,836	14,239,836
EBITDA per common share	$0.03	$0.05	$0.11	$0.14

Certain statements contained in the release, including without limitation statements including the words “believes,” “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

CONTACT: Doug Reynolds, 304-522-3868